UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2004

Cowlitz Bancorporation
(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	0-23881 (Commission File Number)	91 - 529841 (IRS Employer Identification No.)

927 Commerce Ave., Longview, Washington Address of Principal Executive Office	98632 Zip Code

Registrant's telephone number including area code 360-423-9088

(Former name or former address, if changed since last report) Not applicable

Item 7. Financial Statements and Exhibits

(a)	Financial statements of business acquired. Not applicable.

(b)	Pro Forma Financial Information Not applicable.

(c)	Exhibits.

The following exhibits are being filed herewith and this list shall constitute the exhibit index:

Exhibit

(99)	Press Release

Item 12. Results of Operations and Financial Condition

On February 2, 2004, Cowlitz issued a press release with respect to financial results for the fourth quarter and year-end 2003. A copy of the press release is attached as Exhibit 99.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2004	By:	COWLITZ BANCORPORATION (Registrant) /s/ Richard J. Fitzpatrick Richard J. Fitzpatrick Chief Executive Officer

EXHIBIT 99

February 2, 2004 5:00 p.m. Pacific Time

Company Press Release
SOURCE:	Cowlitz Bancorporation
CONTACTS:	Richard J. Fitzpatrick, Chief Executive Officer
Donna P. Gardner, Chief Financial Officer
(360) 423-9800

Cowlitz Bancorporation Announces Earnings

LONGVIEW, Wash., February 2, 2004 /PRNewswire/ --

FlashResults
Cowlitz Bancorporation (NASDAQ: CWLZ)
(Numbers in Thousands, Except Per Share Data)
	Three Months Ended 12/31/03	Three Months Ended 12/31/02	Twelve Months Ended 12/31/03	Twelve Months Ended 12/31/02
Net Interest Income	$2,733	$3,688	$11,320	$13,428
Net Income (Loss)	$(1,131)	$394	$117	$1,496
Average Diluted Shares	4,112	3,942	4,005	3,851
Diluted EPS	$(0.28)	$0.10	$0.03	$0.39

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today reported a net loss of $1.1 million or $(0.28) per diluted share for the fourth quarter of 2003, compared to net income of $394,000 or $0.10 per diluted share during the same period of 2002. Net income for the year ended December 31, 2003 was $117,000 or $0.03 per diluted share compared to $1.5 million or $0.39 per diluted share for the year ended December 31, 2002. The Company's strategy to realign the mortgage business resulted in the fourth quarter 2003 loss recorded by Cowlitz Bank, the Company's wholly-owned subsidiary. This strategy includes closing the Bellevue and Seattle, Washington mortgage offices and shifting from a secondary market function to focusing on providing mortgage loan originations in Longview and Vancouver, Washington and Portland, Oregon. As a result of the realignment strategy, the Company recorded an impairment charge of $1.5 million to write-off the remaining unamortized balance of goodwill related to the purchase of Bay Mortgage and Bay Escrow in Bellevue and Seattle in 1999. The Company incurred additional charges from the release of Bay Mortgage employees, termination of building and equipment leases, and other charges related to closing the two mortgage offices of approximately $365,000, which exceed earlier estimates of $200,000 to $250,000. Excluding these charges, net income for the year ended December 31, 2003 would have been approximately $1.3 million or $0.32 per diluted share. Results for the twelve months ended December 31, 2002 included a goodwill impairment charge of $791,000, after tax, from the adoption of a new accounting principle during the first quarter of 2002. Net income prior to that charge was $2.3 million or $0.60 per diluted share for the twelve months ended December 31, 2002.

By realigning the mortgage division, the Company is dedicating more corporate resources to its commercial and retail banking business. "Despite the charges that were taken in the fourth quarter, we believe this decision will benefit the Company as we emphasize our core businesses while continuing a mortgage operation that is synergistic with a community bank," said Richard J. Fitzpatrick, President and CEO of Cowlitz Bancorporation and Cowlitz Bank. "We are excited about this opportunity to grow our commercial banking presence through our Bay Bank locations in Bellevue, Portland, and Vancouver, and our Cowlitz Bank branches in Cowlitz county," said John S. Maring, Chairman of the Cowlitz Bank Board of Directors.

For the three months ended December 31, 2003, Cowlitz Bank added $100,000 to its provision for loan losses. This expense was offset by a $393,000 recovery of a previously charged-off loan by the Holding Company. The result is a credit to the provision for loan loss of $293,000 within the Company's consolidated financial statements. The loan loss provision for the three months ended December 31, 2002 was $1.8 million. As of December 31, 2003, the loan loss reserve was $4.0 million, or 2.43% of total loans and over twice the level of non-performing loans. The Company recorded net charge-offs of $2.4 million during the 2003, compared to $2.3 million during 2002.

Total non-performing assets were $3.2 million at December 31, 2003 compared to $7.4 million at December 31, 2002. Cowlitz' non-performing assets to total assets percentage was 1.20% at December 31, 2003 compared to 2.14% at December 31, 2002. "We had opportunities during the fourth quarter to sell a portion of our classified assets in order to expedite the cleaning up of our portfolio," said Mr. Fitzpatrick. "Our ratio of classified assets to Tier 1 capital has declined significantly from 72.8% at December 31, 2002 to 22.1% at the end of this year. Management and the Board are very pleased with these results." The Bank has also experienced an increase in the ratio of risk-based capital to risk-based assets from 12.83% at December 31, 2002 to 16.85% at December 31, 2003. Based upon significantly improved asset quality and strong capital position, the Bank far exceeds current regulatory requirements for a well-capitalized bank.

Total assets at December 31, 2003 were $268.8 million compared to $345.2 million at December 31, 2002, a decrease of $76.4 million or 22.1%. Primarily from the Company's efforts to improve the quality of its loan portfolio, net loans decreased $28.9 million comparing the balances at December 31, 2003 to the balances at December 31, 2002. Mr. Fitzpatrick noted, "Since May of 2003, we have been successful in hiring experienced commercial lenders in Bellevue, Vancouver, Longview, and Portland to support our commercial business growth strategy. With these new additions to our lending staff, we expect to see quality credits replacing the temporary decline in volume." Another $55.3 million or 72.3% of the total asset decline resulted from the run-off of residential mortgage loans held-for-sale consistent with the realignment strategy.

Cowlitz Bancorporation is the holding company of Cowlitz Bank. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank's divisions include Bay Bank located in Bellevue and Vancouver, Washington and Portland and Wilsonville, Oregon; and Bay Mortgage, with offices in Longview and Vancouver, Washington. Cowlitz specializes in commercial banking services for Northwest businesses, professionals, and retail customers. In addition to commercial and retail banking, financial services include mortgage origination and trust services.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those discussed in this press release as a result of risk factors identified in the Company's Form 10-K for the year ended December 31, 2002, and Form 10-Q for the quarter ended September 30, 2003, each filed with the SEC. Specific risks in this release relate to the benefit believed to accrue to the Company by realigning the mortgage division, dedicating more corporate resources to commercial and retail banking, the ability to grow commercial banking in our markets, and the ability to improve commercial loan quality.

FINANCIAL HIGHLIGHTS

(Unaudited except December 31, 2002 results - $ in thousands, except per share data)

INCOME STATEMENT	Three Months Ended December 31,		Twelve Months Ended December 31,

	2003	2002	2003	2002

Interest income	$3,686	$5,490	$16,282	$22,039
Interest expense	953	1,802	4,962	8,611

Net interest income	2,733	3,688	11,320	13,428
Provision for loan losses	(293)	1,776	237	2,783

Net interest income after loan loss provision	3,026	1,912	11,083	10,645
Non-interest income	1,027	4,108	9,406	11,893
Non-interest expense	5,881	5,633	20,410	20,197

Income before provision for income taxes	(1,828)	387	79	2,341
Provision (benefit) for income taxes	(697)	(7)	(38)	339

Income (loss) from continuing operations	(1,131)	394	117	2,002
Discontinued operations:
Income from discontinued operations, net of tax	-	-	-	6
Gain on disposal, net of tax	-	-	-	279

Income (loss) before change in accounting	(1,131)	394	117	2,287
Change in accounting, net of tax	-	-	-	(791)

Net income (loss)	$(1,131)	$394	$117	$1,496

Basic earnings (loss) per weighted average share of common stock
Continuing Operations	$(0.29)	$0.10	$0.03	$0.53
Discontinued operations	$-	$-	$-	$0.08
Cumulative effect of a change in accounting principle	$-	$-	$-	$(0.21)

Net income per basic share of common stock	$(0.29)	$0.10	$0.03	$0.40

Diluted earnings (loss) per weighted average share of common stock
Continuing Operations	$(0.28)	$0.10	$0.03	$0.53
Discontinued operations	$-	$-	$-	$0.07
Cumulative effect of a change in accounting principle	$-	$-	$-	$(0.21)

Net income per diluted share of common stock	$(0.28)	$0.10	$0.03	$0.39

Weighted average shares outstanding
Basic	3,889,312	3,811,517	3,854,253	3,757,608
Diluted	4,111,781	3,942,464	4,004,502	3,851,196
Actual shares outstanding
Basic	3,898,652	3,818,272	3,898,652	3,818,272
Efficiency Ratio	156.41%	72.26%	98.48%	79.76%
Number of full-time equivalent employees at end of period			131	200

	Three Months Ended December 31,		Twelve Months Ended December 31,

SELECTED AVERAGES	2003	2002	2003	2002

Average interest-earning assets	$240,119	$326,106	$271,511	$325,063
Total average assets	$266,330	$346,488	$292,520	$346,345
Average interest-bearing liabilities	$178,333	$261,605	$209,479	$268,493
Average equity	$33,093	$31,353	$32,660	$30,193

BALANCE SHEET	Dec 31, 2003		Dec 31, 2002

Total assets	$268,799		$345,164
Securities available for sale	$47,000		$33,276
Securities held to maturity	$8,144		$357
Loans, net of allowance for loan losses	$159,522		$188,356
Loans held for sale	$8,360		$63,645
Bank Owned Life Insurance	$8,170		$-
Goodwill	$852		$2,351
Other intangible assets	$236		$502
Deposits	$226,480		$290,120
Borrowings	$8,617		$21,231
Equity	$31,802		$31,263

Book value per share	$8.16		$8.19
Tangible book value per share	$7.88		$7.44
Tier 1 leverage capital ratio	11.39%		8.05%

	Three Months Ended December 31,			Twelve Months Ended December 31,

RATIOS ANNUALIZED	2003	2002		2003	2002

Return on average assets	-1.70%	0.45%		0.04%	0.43%
Return on average equity	-13.67%	5.03%		0.36%	4.95%
Average equity/average assets	12.43%	9.05%		11.17%	8.72%
Interest rate yield on interest-earning assets	6.14%	6.73%		6.00%	6.78%
Interest rate expense on interest-bearing liabilities	2.14%	2.76%		2.37%	3.21%
Interest spread	4.00%	3.97%		3.63%	3.57%
Net interest margin	4.55%	4.52%		4.17%	4.13%

	Twelve Months Ended December 31,

ALLOWANCE FOR LOAN LOSSES	2003	2002

Balance at beginning of period	$6,150	$5,997
Adjustment incident to sale of BFC	-	(287)
Provision for loan losses	237	2,783
Recoveries	805	273
Charge Offs	(3,224)	(2,616)

Balance at end of period	$3,968	$6,150

Loan loss allowance/gross loans	2.43%	3.16%
Loan loss allowance/non-performing loans	211.85%	101.17%

NON-PERFORMING ASSETS	Dec 31, 2003		Dec 31, 2002

Accruing loans - over 90 days past due	$17		$982
Nonaccrual loans	1,856		5,097

Total non-performing loans	1,873		6,079
Other real estate owned	1,352		1,304
Other assets	-		4

Total non-performing assets	$3,225		$7,387

Total non-performing assets/total assets	1.20%		2.14%